UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

 |_| Form 10-K   |_| Form 20-F   |_| Form 11-K   |X| Form 10-Q   |_| Form N-SAR

               For Period Ended: November 30, 1996
                                 -----------------
               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR
               For the Transition Period Ended:

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Unitel Video, Inc.
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Full Name of Registrant

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Former Name if Applicable

555 West 57th Street
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Address of Principal Executive Office (Street and Number)

New York, NY 10019
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a) The reasons described in reasonable detail in Part III of this form
       |     could not be eliminated without unreasonable effort or expense;
       |
  |X|  | (b) The subject annual report, semi-annual report, transition report on
       |     Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof,
       |     will be filed on or before the fifteenth calendar day following the
       |     prescribed due date; or the subject quarterly report or transition
       |     report on Form 10-Q, or portion thereof will be filed on or before
       |     the fifth calendar day following the prescribed due date; and
       |
       | (c) The accountant's statement or other exhibit required by Rule
       |     12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

See attached sheet

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Sandra Brethower         212                  265-3600
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          (Name)          (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

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(3)  Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? |_| Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                               UNITEL VIDEO, INC.
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                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date      January 14, 1997           /s/ Barry Knepper
         ----------------------------     --------------------------------------
                                          Barry Knepper, Chief Executive Officer


Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS. (SEE 18 U.S.C. 1001)
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

                       FORM 12b-25 OF UNITEL VIDEO, INC.

SUPPLEMENT TO PART III

     The Registrant is unable to file its Quarterly Report on Form 10-Q for its fiscal quarter ended November 30, 1996 (the "Form 10-Q") on or before the prescribed due date of January 14, 1997. The Registrant is in the process of completing an amendment of its primary loan facility, which is expected to be completed no later than the fifth calendar day after the prescribed due date for the Form 10-Q. The Registrant believes that the effect on the financial statements as well as the narrative disclosures in Management's Discussion and Analysis of Financial Conditions and Results of Operations to be contained in the Form 10-Q will be material. The Registrant expects to file the Form 10-Q on or before January 20, 1997.